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                                                                     EXHIBIT 1.1



                                 $280,000,000

                          CFW COMMUNICATIONS COMPANY

  280,000 UNITS EACH UNIT CONSISTING OF ONE 13% SENIOR NOTE DUE 2010 AND ONE
                                    WARRANT



                              PLACEMENT AGREEMENT



July 21, 2000

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                                                                   July 21, 2000

Morgan Stanley & Co. Incorporated
First Union Securities, Inc.
SunTrust Equitable Securities Corporation
c/o Morgan Stanley & Co. Incorporated
   1585 Broadway
   New York, New York 10036

Dear Sirs and Mesdames:

          CFW COMMUNICATIONS COMPANY, a Virginia corporation (the "Company"), proposes to issue and sell to the several purchasers named in Schedule I hereto (the "Placement Agents") an aggregate of 280,000 Units (the "Units"), consisting of (i) $280,000,000 principal amount of its 13% Senior Notes due 2010 (the "Notes") and (ii) Warrants (the "Warrants"), entitling the holders thereof to purchase initially an aggregate of 504,000 shares of the Company's common stock, no par value (the "Common Stock") at an exercise price of $47.58 per share, subject to adjustment as provided in the Warrant Agreement (defined below). The Notes will be issued pursuant to the provisions of an Indenture dated as of July 26, 2000 (the "Indenture") between the Company and The Bank of New York, as Trustee (the "Trustee"). The Warrants will be issued pursuant to the provisions of a Warrant Agreement (the "Warrant Agreement") between the Company and The Bank of New York, as warrant agent (in such capacity, the "Warrant Agent"). The Units, the Notes and the Warrants are collectively referred to herein as the "Securities." The Company will pledge pursuant to an Escrow and Security Agreement by and among the Company, the Trustee and The Bank of New York, as Escrow Agent (the "Escrow Agreement") to be dated as of the Closing Date (as defined below) made by the Company in favor of the Trustee approximately $267.7 million of the net proceeds from the issuance and sale of the Securities (i) as security for the payment of the first four scheduled interest payments due on the Securities and (ii) to partially fund the redemption of the Securities at 101% of their principal amount, plus accrued and unpaid interest to the Special Redemption Date (as defined in the Escrow Agreement) in the event that any of
(i) the acquisition (the "Richmond-Norfolk Acquisition") of certain of the licenses and assets in the Richmond Major Trading Area (the "Richmond-Norfolk Operations") of PrimeCo PCS, L.P. ("PrimeCo"), (ii) the funding of the Company's new senior credit facility in the amount of $325.0 million (the "Credit Facility") or (iii) the sale and issuance of the Series C Preferred Stock and the Series D Preferred Stock (each as defined herein), are not consummated on or prior to October 2, 2000, subject to an extension to December 17, 2000, unless each of the aforementioned events closes on the Closing Date (as defined below). As used herein, the term "Transactions" shall have the meaning set forth in the Final Memorandum, as defined below.

          The Company also proposes to issue and sell pursuant to a purchase agreement between the Company and the purchaser dated as of July 26, 2000 (the "Subordinated Note Purchase Agreement"), $95,000,000 principal amount of its 13 1/2% subordinated notes due

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2011 (the "Subordinated Notes"). The Subordinated Notes will be issued pursuant to an Indenture dated as of July 26, 2000 between the Company and The Bank of New York, as trustee (the "Subordinated Note Indenture"). The purchaser of the Subordinated Notes will be entitled to the benefits of a registration rights agreement relating to the Subordinated Notes dated as of July 26, 2000 between the Company and the purchaser (the "Subordinated Note Registration Rights Agreement").

          The Securities will be offered and sold without being registered under the Securities Act of 1933, as amended (the "Securities Act"), to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act.

          The Placement Agents and their direct and indirect transferees will be entitled to the benefits of (i) a Registration Rights Agreement relating to the Notes, dated July 26, 2000 between the Company and the Placement Agents (the "Note Registration Rights Agreement"), and (ii) a Registration Rights Agreement relating to the Warrants, dated July 26, 2000 between the Company and the Placement Agents (the "Warrant Registration Rights Agreement").

          In connection with the sale of the Securities, the Company has prepared a preliminary offering memorandum (the "Preliminary Memorandum") and will prepare a final offering memorandum (the "Final Memorandum" and, with the Preliminary Memorandum, each a "Memorandum") including a description of the terms of the Securities, the terms of the offering and a description of the Company. As used herein, the term "Memorandum" shall include in each case (i) any supplements or amendments thereto and (ii) the portions of documents specifically incorporated by reference therein and any supplements or amendments thereto.

          As used herein, "Material Adverse Effect" or "Material Adverse Change" means, with respect to any person, a material adverse effect upon or change in the business, prospects, operations, properties, assets, results of operations or financial condition of such person.

          1. Representations and Warranties. The Company represents and warrants to, and agrees with, you that:

          (a) The Preliminary Memorandum did not contain and the Final Memorandum, in the form used by the Placement Agents to confirm sales and on the Closing Date (as defined in Section 4), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in either Memorandum based upon information relating to any Placement Agent furnished to the Company in writing by such Placement Agent through you expressly for use therein.

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          (b) The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in each Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole

          (c) Each subsidiary of the Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in each Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole; all of the issued shares of capital stock of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims other than those granted to secure the Credit Facility.

          (d) This Agreement has been duly authorized, executed and delivered by the Company.

          (e) The Subordinated Note Purchase Agreement has been duly authorized, executed and delivered by the Company.

          (f) The Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Placement Agents in accordance with the terms of this Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, and will be entitled to the benefits of the Indenture and the Note Registration Rights Agreement, subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (g) The Warrants have been duly authorized and, when executed by the Company and countersigned by the Warrant Agent as provided in the Warrant Agreement, and delivered to and paid for by the Placement Agents in accordance with the terms of this Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and will be entitled to the benefits of the Warrant Registration Rights Agreement.

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          (h) The Subordinated Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Subordinated Note Indenture and delivered to and paid for by the purchaser, will be valid and binding obligations of the Company, enforceable in accordance with their terms and entitled to the benefits of the Subordinated Note Indenture and the Subordinated Note Registration Rights Agreement, subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (i) The Indenture has been duly authorized and, when executed and delivered by the Company, will be valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (j) The Subordinated Note Indenture has been duly authorized and, when executed and delivered by the Company, will be a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (k) The Warrant Agreement has been duly authorized and, when executed and delivered by the Company, will be valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (l) The Note Registration Rights Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as rights to indemnification and contribution under the Note Registration Rights Agreement may be limited under applicable law.

          (m) The Warrant Registration Rights Agreement has been duly authorized and, when executed and delivered by the Company, will be a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as rights to indemnification and contribution under the Warrant Registration Rights Agreement may be limited under applicable law.

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          (n) The Subordinate Note Registration Rights Agreement has been duly authorized, and when executed and delivered by the Company, will be a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as rights to indemnification and contribution under the Subordinated Note Registration Rights Agreement may be limited under applicable law.

          (o) The Escrow Agreement has been duly authorized and, when executed and delivered by the Company, will be a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (p) All actions necessary to perfect and protect the security interest in the Collateral (as defined in the Escrow Agreement) created under the Escrow Agreement have been duly made or taken and are in full force and effect, and the Escrow Agreement creates in favor of the Trustee and the holders of the Securities and, together with such actions, a perfected first priority security interest in the Collateral, enforceable as against all creditors of the Company (and any persons purporting to purchase any of the Collateral from the Company).

          (q) The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement, the Indenture, the Warrant Agreement, the Note Registration Rights Agreement, the Warrant Registration Rights Agreement, the Escrow Agreement and the Securities will not contravene any provision of applicable law or the articles of incorporation or by-laws of the Company or any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement, the Indenture, the Warrant Agreement, the Note Registration Rights Agreement, the Warrant Registration Rights Agreement, the Escrow Agreement or the Securities, except such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities and by Federal and state securities laws with respect to the Company's obligations under the Note Registration Rights Agreement and the Warrant Registration Right Agreement.

          (r) (1) There has not occurred any Material Adverse Change, or any development which is reasonably likely to result in a Material Adverse Change, in the Company and its subsidiaries, taken as a whole, from the description of the Company and its subsidiaries as set forth in the Final Memorandum, (2) there has not occurred any Material Adverse

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     Change, or any development which is reasonably likely to result in a
     Material Adverse Change, in R&B Communications, Inc. ("R&B") or its subsidiaries, taken as a whole, that would constitute a Material Adverse Change of the Company, its subsidiaries and the Richmond-Norfolk Operations of PrimeCo, taken as a whole, from the description of the Company and its subsidiaries set forth in the Final Memorandum and (3) there has not occurred any Material Adverse Change, or any development which is reasonably likely to result in a Material Adverse Change, in the Richmond-Norfolk Operations of PrimeCo that would constitute a Material Adverse Change in the Company, its subsidiaries and the Richmond-Norfolk Operations of PrimeCo, taken as a whole, from the description of the Company and its subsidiaries as set forth in the Final Memorandum.

          (s) There are no legal or governmental proceedings pending or threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject other than proceedings accurately described in all material respects in each Memorandum and proceedings that would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, or on the power or ability of the Company to perform its obligations under this Agreement, the Indenture, the Warrant Agreement, the Note Registration Rights Agreement, the Warrant Registration Rights Agreement, the Escrow Agreement or the Securities or to consummate each of the Transactions.

          (t) The Company and its subsidiaries, R&B and its subsidiaries and the Richmond-Norfolk Operations of PrimeCo have all necessary certificates, orders, permits, licenses, authorizations, consents and approvals of and from, and have made all declarations and filings with, all applicable federal, state, local, foreign supranational, national, regional and other governmental authorities and all applicable courts and tribunals, to own, lease, license and use their respective properties and assets and to conduct their respective businesses in the manner described in the Final Memorandum, and none of the Company and its subsidiaries, R&B and its subsidiaries and the Richmond-Norfolk Operations of PrimeCo has received any notice of proceedings relating to revocation or modification of any such certificates, orders, permits, licenses, authorizations, consents or approvals, nor are the Company and its subsidiaries, R&B and its subsidiaries and the Richmond-Norfolk Operations of PrimeCo in violation of, or in default under, any applicable federal, state, local, foreign supranational, national or regional law, regulation, rule, decree, order or judgment applicable to the Company and its subsidiaries and R&B and its subsidiaries and the Richmond-Norfolk Operations of PrimeCo, the effect of which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company, its subsidiaries and the Richmond-Norfolk Operations of PrimeCo, taken as a whole, except as described in the Final Memorandum.

          (u) The Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to

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     conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

          (v) There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

          (w) The Company is not aware of any fact which makes the acquisition of R&B or the Richmond-Norfolk Acquisition unlikely and none of the Company, R&B and PrimeCo has received any communication from any regulatory authority which would have a Material Adverse Effect on the Company's and PrimeCo's Richmond-Norfolk Operations existing operations, taken as a whole.

          (x) The Asset Exchange Agreement, dated May 17, 2000 between PrimeCo and Virginia RSA 6 Cellular Limited Partnership, with respect to the Richmond-Norfolk Acquisition, has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (y) The Agreement and Plan of Merger, dated June 16, 2000, among the Company, R&B and R&B Combination Company, with respect to the acquisition by the Company of R&B, has been duly authorized, executed and delivered by, and is a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (z) Each of (1) the Securities Purchase Agreement dated as of July 11, 2000 among the Company, Welsh, Carson, Anderson & Stowe VIII, L.P. ("WCAS") and the other purchasers listed on the signature pages thereof (collectively with WCAS, the "Purchasers") with respect to the Series B Preferred Stock of the Company (the "Series B Preferred Stock"), (2) the Shareholders Agreement among the Company and the Purchasers dated as of July 11, 2000, and (3) the Warrant Agreement among the Company and the Purchasers dated as of July 11, 2000 has been duly authorized, executed and delivered by, and is a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and

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     general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (aa) The Company is not aware of any fact which makes the issuance and sale to WCAS and certain other purchasers of Series C Preferred Stock (the "Series C Preferred Stock") and Series D Preferred Stock (the "Series D Preferred Stock," together with the Series B Preferred Stock and Series C Preferred Stock, the "Preferred Shares") in an amount equal to gross proceeds of $125.0 million unlikely.

          (bb) The Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Final Memorandum under the caption "Use of Proceeds," will not be an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

          (cc) Neither the Company nor any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act, an "Affiliate") of the Company has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities or (ii) engaged in any form of general solicitation or general advertising in connection with the offering of the Securities, (as those terms are used in Regulation D under the Securities
     Act) or in any manner involving a public offering within the meaning of
     Section 4(2) of the Securities Act.

          (dd) None of the Company, its Affiliates or any person acting on its or their behalf (other than the Placement Agents) has engaged or will engage in any directed selling efforts (within the meaning of Regulation S under the Securities Act ("Regulation S")) with respect to the Securities.

          (ee) Assuming the accuracy of the representations of the Placement Agents in Section 7 herein and their compliance with their covenants and agreements therein, it is not necessary in connection with the offer, sale and delivery of the Securities to the Placement Agents in the manner contemplated by this Agreement and the Final Memorandum to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

          (ff) The Securities satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act.

          (gg) The Securities and the Escrow Agreement conform in all material respects to the description thereof contained in the Final Memorandum under the headings "Description of the Units," "Description of the Notes" and "Description of the Warrants."

          (hh) The Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company reasonably believes are prudent and customary in the businesses in which they are

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     engaged; none of the Company or any of its subsidiaries has been refused any insurance coverage sought or applied for; and none of the Company or any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, except as described in the Final Memorandum and except where such refusal or failure to renew would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

          (ii) The Company and its subsidiaries keep accurate books and records reflecting their respective assets and maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of consolidated financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (jj) No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent, and none of the Company or any of its subsidiaries is aware of any existing or imminent labor disturbance by the employees of any of the Company's or any of its subsidiaries' principal suppliers, manufacturers, customers or contractors which, in either case, may reasonably be expected to result in a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, except as described in the Final Memorandum.

          (kk) The Company and its subsidiaries own, possess or license, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, "Intellectual Property") necessary to carry on the business now operated by them except for such Intellectual Property the absence of which would not reasonably be expected to result in a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, and none of the Company or any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property (including Intellectual Property which is licensed) or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict or invalidity or inadequacy, would reasonably be expected to result in a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

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          (ll) The Company and its subsidiaries have good and marketable title to all material real property owned by them and good title to all other material properties owned by them and all of the leases and subleases material to the business of the Company and its subsidiaries, considered as one enterprise, and under which the Company or any of its subsidiaries hold properties described in the Final Memorandum, are in full force and effect, and none of the Company or any of its subsidiaries, has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or any of its subsidiaries to the continued possession of the leased or subleased premises under any such lease or sublease.

          (mm) All material United States federal income tax returns of the Company and its subsidiaries required by law to be filed have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided. The Company and its subsidiaries have filed all other tax returns that are required to have been filed by them pursuant to applicable foreign, federal, state, local or other law except insofar as the failure to file such returns would not result in a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company and its subsidiaries, except for such taxes, if any, as are being contested in good faith and by appropriate proceedings and as to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Company and its subsidiaries in respect of all federal, state, local and foreign tax liabilities of the Company and its subsidiaries for any years not finally determined are adequate to meet any assessments or reassessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not result in a Material Adverse Effect on the Company and its subsidiaries, taken as whole.

          (nn) The Company has an authorized capitalization as set forth in the Offering Memorandum, and all of the issued shares of capital stock of the Company have been duly and validly authorized (or ratified) and issued and are fully paid and non-assessable; the shares of the Common Stock initially issuable upon exercise of the Warrants have been duly and validly authorized and reserved for issuance and, when issued, delivered and paid for in accordance with the provisions of the Warrants and the Warrant Agreement, will be duly and validly issued, fully paid and non-assessable.

          2. Agreements to Sell and Purchase. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company hereby agrees to sell to each Placement Agent, and each Placement Agent agrees, severally and not jointly, to purchase from the Company the respective principal amount of the Units set forth in Schedule I hereto opposite its name at a purchase price of $986.10 per Unit (the "Purchase Price") plus accrued interest, if any, on the Notes to the Closing Date.

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          The Company hereby agrees that, without the prior written consent of
Morgan Stanley & Co. Incorporated on behalf of the Placement Agents, it will not, during the period beginning on the date hereof and continuing to and including the Closing Date, offer, sell, contract to sell or otherwise dispose of any debt of the Company (other than the Credit Facility) or warrants to purchase debt of the Company substantially similar to the Securities (other than the sale of the Securities under this Agreement).

          3. Terms of Offering. You have advised the Company that the Placement Agents will make an offering of the Securities purchased by the Placement Agents hereunder on the terms set forth in this Agreement and to be set forth in the Final Memorandum, as soon as practicable after this Agreement is entered into as in your judgment is advisable.

          4. Payment and Delivery. Payment of the purchase price for the Securities shall be made to or at the direction of the Company by wire or other transfer payable in same day funds against delivery of such Securities for the respective accounts of the several Placement Agents at 10:00 a.m., New York City time, on July 26, 2000, or at such other time on the same or such other later date, but not later than 4:00 p.m. August 4, 2000, as shall be designated in writing by you. The time and date of such payment are hereinafter referred to as the "Closing Date."

          Delivery of the Securities shall be at such location as the Placement Agents shall reasonably designate at least two business days in advance of the Closing Date. Certificates for the Securities shall be in definitive form or global form, as specified by you, and registered in such names and in such denominations as you shall request in writing not later than one full business day prior to the Closing Date. The certificates evidencing the Securities shall be delivered to you on the Closing Date for the respective accounts of the several Placement Agents, with any transfer taxes payable in connection with the transfer of the Securities to the Placement Agents duly paid, against payment of the Purchase Price therefor.

          5. Conditions to the Placement Agents' Obligations. The several obligations of the Placement Agents to purchase and pay for the Securities on the Closing Date are subject to the following conditions:

          (a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

               (i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded the Company or any of the Company's securities or in the rating outlook for the Company by any "nationally recognized statistical rating organization," as such term is defined for purposes of Rule 436(g)(2) under the Securities Act;

               (ii) there shall not have occurred any Material Adverse Change, or any development which is reasonably likely to result in a Material Adverse Change, in the Company and its subsidiaries, taken as a whole, from the description of the Company and its subsidiaries set forth in the Final Memorandum (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement) that, in your reasonable judgment, is material and adverse and that makes it, in your reasonable judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Final Memorandum;

               (iii) There shall not have occurred any Material Adverse Change, or any development which is reasonably likely to result in a Material Adverse Change, in R&B and its subsidiaries, taken as a whole, that would constitute a Material Adverse Change with respect to the Company and its subsidiaries, taken together as a whole, after giving effect to the Transactions, from the description of the Company and its subsidiaries as set forth in the Final Memorandum, that, in your reasonable judgment, is material and adverse and that makes it, in your reasonable judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Final Memorandum;

               (iv) (A) There shall exist no fact that, in your reasonable judgment, creates a substantial possibility that the R&B merger will not be consummated and (B) the Company and R&B shall not have received any communication from any regulatory authority which are, in your judgment, reasonably likely to be material and adverse to the business prospects of the Company's existing operations, taken as a whole, that would be material and adverse to the business prospects of the Company and its subsidiaries, taken as a whole, after giving effect to the Transactions;

               (v) There shall not have occurred any Material Adverse Change or any development which is reasonably likely to result in a Material Adverse Change, in the Richmond-Norfolk Operations of PrimeCo that would constitute a Material Adverse Change with respect to the Company and its subsidiaries, taken together as a whole, after giving effect to the Transactions, from the description of the Company and its subsidiaries as set forth in the Final Memorandum, that, in your reasonable judgment, is material and adverse and that makes it, in your reasonable judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Final Memorandum; and

               (vi) (A) There shall exist no fact that, in your reasonable judgment, creates a substantial possibility that the Richmond-Norfolk Acquisition will not be consummated and (B) the Company and PrimeCo shall not have received any communication from any regulatory authority which are, in your judgment, reasonably likely to be material and adverse to the business prospects of PrimeCo and the Company's existing operations, taken as a whole, that would be material and adverse to the business prospects of the Company and its subsidiaries, taken as a whole, after giving effect to the Transactions.

          (b) The Placement Agents shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company, to the effect set forth in Section 5(a)(i) and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

          The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

          (c) The Placement Agents shall have received on the Closing Date an opinion of Hunton & Williams, outside counsel for the Company, dated the Closing Date, to the effect set forth in Exhibit A.

          (d) The Placement Agents shall have received on the Closing Date an opinion of Hunton & Williams, special state regulatory counsel for the Company and R&B, dated the Closing Date, to the effect set forth in Exhibit B.

          (e) The Placement Agents shall have received on the Closing Date an opinion of Wiley, Rein & Fielding, United States regulatory counsel for the Company and R&B, dated the Closing Date, to the effect set forth in Exhibit C.

          (f) The Placement Agents shall have received on the Closing Date an opinion of Wilkinson Barker Knauer LLP, regulatory counsel to PrimeCo, dated the Closing Date, to the effect set forth in Exhibit D.

          The above opinions shall be rendered to the Placement Agents at the request of the Company and shall so state therein.

          (g) The Placement Agents shall have received on the Closing Date an opinion of Shearman & Sterling, counsel for the Placement Agents, dated the Closing Date, in form and substance satisfactory to you.

          (h) The Placement Agents shall have received on each of the date hereof and the Closing Date a letter, dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Placement Agents, from McGladrey & Pullen, LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants' "comfort letters" to underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference into the Final Memorandum; provided that the letter delivered on the Closing Date shall use a "cut-off date" not earlier than the date hereof.

          (i) The Placement Agents shall have received on each of the date hereof and the Closing Date a letter, dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Placement Agents, from Phibbs, Burkholder, Gieshert & Huffman, LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants' "comfort letters" to underwriters with respect to the financial statements and certain financial information contained in the Final Memorandum; provided that the letter delivered on the Closing Date shall use a "cut-off date" not earlier than the date hereof.

          (j) The Placement Agents shall have received on each of the date hereof and the Closing Date a letter, dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Placement Agents, from PricewaterhouseCoopers LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants' "comfort letters" to underwriters with respect to the financial statements and certain financial information contained in the Final Memorandum; provided that the letter delivered on the Closing Date shall use a "cut-off date" not earlier than the date hereof.

          (k) The Placement Agents shall have received such other documents and certificates as are reasonably requested by you or your counsel.

          (l) The Units, the Notes and the Warrants shall have been designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. relating to trading in the PORTAL Market.

          6. Covenants of the Company. In further consideration of the agreements of the Placement Agents contained in this Agreement, the Company covenants with each Placement Agent as follows:

          (a) To furnish to you in New York City, without charge, prior to 3:00 p.m. New York City time on the business day next succeeding the date of this Agreement and during the period mentioned in Section 6(c), as many copies of the Final Memorandum and any supplements and amendments thereto as you may reasonably request.

          (b) Before amending or supplementing either Memorandum, to furnish to you a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement to which you reasonably object.

          (c) If, during such period after the date hereof and prior to the date on which all of the Securities shall have been sold by the Placement Agents, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final Memorandum in order to make the statements therein, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Placement Agents, it is necessary to amend or supplement the Final Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Placement Agents, either amendments or supplements to the Final Memorandum so that the statements in the Final Memorandum as so amended or supplemented will not, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, be misleading or so that the Final Memorandum, as amended or supplemented, will comply with applicable law.

          (d) To endeavor to qualify the Securities and shares of the Common Stock issuable upon exercise of the Warrants for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request, and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Securities.

          (e) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company's counsel and the Company's accountants in connection with the issuance and sale of the Securities and the shares of the Common Stock issuable upon exercise of the Warrants and all other fees or expenses in connection with the preparation of each Memorandum and all amendments and supplements thereto, including all printing costs associated therewith, and the delivering of copies thereof to the Placement Agents, in the quantities herein above specified, (ii) all costs and expenses related to the transfer and delivery of the Securities and the shares of the Common Stock issuable upon exercise of the Warrants to the Placement Agents, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Securities and the shares of the Common Stock issuable upon exercise of the Warrants under state securities laws and all expenses in connection with the qualification of the Securities and the shares of the Common Stock issuable upon exercise of the Warrants for offer and sale under state securities laws as provided in Section 6(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Placement Agents in connection with such qualification and in connection with the Blue Sky or legal investment memorandum, (iv) any fees charged by rating agencies for the rating of the Securities, (v) the fees and expenses, if any, incurred in connection with the admission of the Securities for trading in PORTAL or any appropriate market system and the listing of the shares of the Common Stock issuable upon the exercise of the Warrants on the Nasdaq National Market, (vi) the costs and charges of the Trustee, the Warrant Agent, the Escrow Agent and any transfer agent, registrar or depositary, (vii) the cost of the preparation, issuance and delivery of the Securities, (viii) the costs and expenses of the Company relating to investor presentations on any "road show" undertaken in connection with the marketing of the offering of the Securities, including, without limitation, expenses associated with the production of road show slides and graphics, but excluding 50% of any travel and lodging expenses and the cost of any aircraft chartered in connection with the road show, and (ix) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 8, and the last paragraph of Section 10, the Placement Agents will pay all of their costs and expenses, including fees and disbursements of their counsel, transfer taxes payable on resale of any of the Securities by them and any advertising expenses connected with any offers they may make.

          (f) Neither the Company nor any Affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Securities in a manner which would require the registration under the Securities Act of the Securities.

          (g) Not to solicit any offer to buy or offer or sell the Securities by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

          (h) While any of the Securities remain "restricted securities" within the meaning of the Securities Act, to make available, upon request, to each holder of the Securities and to each prospective purchaser designated by such holder the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

          (i) To use its best efforts to permit the Units, the Notes and the Warrants to be designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. relating to trading in the PORTAL Market, and to list the shares of the Common Stock issuable upon exercise of the Warrants on the Nasdaq National Market.

          (j) None of the Company, its Affiliates or any person acting on its or their behalf (other than the Placement Agents) will engage in any directed selling efforts (as that term is defined in Regulation S) with respect to the Securities, and the Company and its Affiliates and each person acting on its or their behalf (other than the Placement Agents) will not engage in any selling efforts pursuant to Regulation S.

          (k) During the period of two years after the Closing Date, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to resell any of the Securities which constitute "restricted securities" under Rule 144 that have been reacquired by any of them.

          (l) To deposit up to approximately $267.7 million with the Escrow Agent in accordance with the terms of the Escrow Agreement prior to or on the Closing Date.

          (m) To reserve and keep available at all times, free of preemptive rights, shares of the Common Stock for the purpose of enabling the Company to satisfy any obligations to issue the shares of the Common Stock upon exercise of the Warrants.

          7. Offering of Securities; Restrictions on Transfer. Each Placement Agent, severally and not jointly, represents and warrants that such Placement Agent is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a "QIB"). Each Placement Agent, severally and not jointly, agrees with the Company that (i) it will not solicit offers for, or offer or sell, such Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act and (ii) it will solicit offers for such Securities only from, and will offer such Securities only to, persons that it reasonably believes to be QIBs and that in purchasing such Securities are deemed to have represented and agreed as provided in the Final Memorandum under the caption "Transfer Restrictions." In connection with each sale pursuant to this Section 7, the Placement Agents have each taken or will take reasonable steps to ensure that the purchaser of such Security is aware that such sale is being made in reliance on Rule 144A.

          8. Indemnity and Contribution. The Company agrees to indemnify and hold harmless each Placement Agent and each person, if any, who controls any Placement Agent within the meaning of either Section 15 of the Securities Act or
Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in either Memorandum (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Placement Agent furnished to the Company in writing by such Placement Agent through you expressly for use therein; provided however, that the foregoing indemnity agreement with respect to any Preliminary Memorandum shall not inure to the benefit of any Placement Agent from whom the person asserting any such losses, claims, damages or liabilities purchased the Securities, or any person controlling such Placement Agent, if it is established that a copy of the Final Memorandum (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Placement Agent to such person, at or prior to the written confirmation of the sale of the Securities to such person, and if the Final Memorandum (as so amended or supplemented) would have cured the defect giving rise to such losses, claims, damages or liabilities, unless such failure is the result of the Company's failure to provide such Placement Agent the Final Memorandum at or prior to the requested delivery of a written confirmation in connection with the sale of Securities to such person.

          (a) Each Placement Agent agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Placement Agent, but only with reference to information relating to such Placement Agent furnished to the Company in writing by such Placement Agent through you expressly for use in either Memorandum or any amendments or supplements thereto.

          (b) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution or (iv) the indemnifying party shall have authorized the indemnified party to employ separate counsel at the expense of the indemnifying party. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by Morgan Stanley & Co. Incorporated, in the case of parties indemnified pursuant to Section 8(a), and by the Company, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability arising out of such claim, action, suit or proceeding.

          (c) To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Placement Agents on the other hand from the offering of the Securities or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Company on the one hand and of the Placement Agents on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Placement Agents on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Securities (before deducting expenses) received by the Company and the total discounts and commissions received by the Placement Agents in respect thereof, bear to the aggregate offering price of the Securities. The relative fault of the Company on the one hand and of the Placement Agents on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Placement Agents and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Placement Agents' respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective principal amount of Securities they have purchased hereunder, and not joint.

          (d) The Company and the Placement Agents agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Placement Agents were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Placement Agent shall be required to contribute any amount in excess of the amount by which the total price at which the Securities resold by it in the initial placement of such Securities were offered to investors exceeds the amount of any damages that such Placement Agent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

          (e) The indemnity and contribution provisions contained in this
Section 8 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Placement Agent or any person controlling any Placement Agent or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Securities.

          9. Termination. This Agreement shall be subject to termination by notice given by you to the Company, if (a) after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange, the National Association of Securities Dealers, Inc. and the Chicago Board of Options Exchange, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a general moratorium on commercial banking activities in New

York shall have been declared by either Federal or New York State authorities or
(iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and (b) in the case of any of the events specified in clauses 9(a)(i) through 9(a)(iv), such event, singly or together with any other such event, makes it, in your judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Final Memorandum.

          10. Effectiveness; Defaulting Placement Agents. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

          If, on the Closing Date, any one or more of the Placement Agents shall fail or refuse to purchase Securities that it or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Securities which such defaulting Placement Agent or Placement Agents agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of Securities to be purchased on such date, the other Placement Agents shall be obligated severally in the proportions that the principal amount of Securities set forth opposite their respective names in Schedule I bears to the aggregate principal amount of Securities set forth opposite the names of all such non-defaulting Placement Agents, or in such other proportions as you may specify, to purchase the Securities which such defaulting Placement Agent or Placement Agents agreed but failed or refused to purchase on such date; provided that in no event shall the principal amount of Securities that any Placement Agent has agreed to purchase pursuant to this Agreement be increased pursuant to this
Section 10 by an amount in excess of one-ninth of such principal amount of Securities without the written consent of such Placement Agent. If on the Closing Date any Placement Agent or Placement Agents shall fail or refuse to purchase Securities which it or they have agreed to purchase hereunder on such date and the aggregate principal amount of Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Securities to be purchased on such date, and arrangements satisfactory to you and the Company for the purchase of such Securities are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Placement Agent or of the Company. In any such case either you or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Final Memorandum or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Placement Agent from liability in respect of any default of such Placement Agent under this Agreement.

          If this Agreement shall be terminated by the Placement Agents, or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason, other than a termination of this Agreement pursuant to Sections 9(a)(i), 9(a)(iii) and 9(a)(iv) hereof, the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Placement Agents or such Placement Agents as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Placement Agents in connection with this Agreement or the offering contemplated hereunder.

          11. Notices. All notices and other communications under this Agreement shall be in writing and mailed, delivered or sent by facsimile transmission to: if sent to the Placement Agents, Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York 10036, attention: High Yield New Issues Group, facsimile number (212) 761-0587 and if sent to the Company, to 401 Spring Lane, Suite 300, Waynesboro, Virginia 22980, attention: Chief Financial Officer, facsimile number (540) 946-3599.

          12. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          13. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          14. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

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

                              Very truly yours,

                              CFW COMMUNICATIONS COMPANY

                              By: ______________________________
                                  Name:
                                  Title:

Accepted as of the date hereof

MORGAN STANLEY & CO. INCORPORATED
FIRST UNION SECURITIES, INC.
SUNTRUST EQUITABLE SECURITIES CORPORATION

Acting severally on behalf of themselves and the several Placement Agents named in
Schedule I hereto.

By: Morgan Stanley & Co. Incorporated

By: ____________________________
Name:
Title:

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